Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Second Quarter 2013 Results

Second Quarter Financial Highlights

•	Total net service revenues were $65.8 million

•	Net income from continuing operations were $2.6 million, or $0.23 per diluted share

Palatine, IL, August 1, 2013—Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population, announced today its financial results for the second quarter ended June 30, 2013.

Second Quarter Review

Total net service revenues for the second quarter of 2013 were $65.8 million, an 8.8% increase compared to $60.4 million in the prior year quarter. Net income from continuing operations for the second quarter was $2.6 million, or $0.23 per diluted share, a 40.7% increase when compared to $1.8 million or $0.17 per diluted share, in the prior year quarter. Net income, including a loss from discontinued operations, was $2.4 million, or $0.22 per diluted share.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “We are pleased by the steady performance of our business and the increased cash collections in the quarter. We remain focused on our efforts to improve our organic sales results, develop and deploy technology to leverage our work force and position our organization to capitalize on the opportunities presented by the dual eligible demonstration projects in our core markets.”

Operating income, including depreciation and amortization but excluding interest and income tax expenses, increased 23.7% to $4.0 million, or 6.1% of revenue, in the second quarter, compared to $3.2 million, or 5.3% of revenue, in the prior year quarter reflecting increased leverage of our fixed costs. This improvement was primarily due to a 4.5% increase in average census and an 8.6% increase in billable hours, driven largely by improved field productivity. The Company received a $0.2 million benefit in revenues and gross margin during the quarter as changes to the State of Illinois’ billing programs were not implemented until May 1, 2013.

The Company incurred a $270,000 charge in the second quarter related to severance payments made for a management position terminated in the quarter. Income taxes were positively affected in the second quarter by a one-time increase in our ability to capture Work Opportunity Tax Credits estimates related to prior periods to reduce our effective tax rate by 3.0% in the quarter.

The share count increased in the quarter, a function of our increased stock price and the inclusion of stock options in our diluted share counts that previously had been “under water”. The impact of this dilution on our earnings per share was $0.01.

Total cash flow for the quarter was a positive $21.0 million, primarily the result of a large one-time payment received from the State of Illinois at the end of June and collections made on our home health accounts receivable.

Six Month Review

Total net service revenues for the six months ended June 30, 2013 were $128.8 million, a 7.9% increase compared to $119.3 million in the same prior year period. Net income from continuing operations for the six months ended June 30, 2013 increased 47.1% to $5.3 million, or $0.48 per diluted share, compared to $3.6 million or $0.33 per diluted share, in the prior year period. Net income, including the loss from discontinued operations and the gain from the previously announced sale of the home health business, was $15.7 million, or $1.44 per diluted share.

Operating income, including depreciation and amortization, but excluding interest and income tax expenses, increased 18.2% to $7.7 million, or 6.0% of revenue, for the six months ended June 30, 2013, compared to $6.5 million, or 5.5% of revenue in the prior year. The Company benefited from a $0.8 million increase in revenues and gross margin during this period as technical changes to the State of Illinois billing programs were not implemented until early May.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2013 second quarter financial results after the market close on Thursday, August 1, 2013. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on August 1, 2013. The toll-free dial-in number is (877) 546-5018 (international dial-in number is 857-244-7550), with the passcode: 23096859. A telephonic replay of the conference call will be available through midnight on August 8, 2013, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 49225122.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013 and in Addus HomeCare’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 9, 2013 and August 1, 2013, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

#    #    #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

(Unaudited)

Income Statement Information:	For the Three Months Ended June 30,		For the Six Months Ended December 31,
	2013	2012	2013	2012
Net service revenues	$65,755	$60,440	$128,753	$119,329
Cost of service revenues	49,142	44,633	96,342	88,498

Gross profit	16,613	15,807	32,411	30,831
General and administrative expenses	12,092	11,959	23,602	23,529
Gain on sale of agency	—	—	—	(495)
Depreciation and amortization	541	631	1,087	1,262

Total operating expenses	12,633	12,590	24,689	24,296

Operating income from continuing operations	3,980	3,217	7,722	6,535
Interest expense	142	426	350	830

Income from continuing operations before taxes	3,838	2,791	7,372	5,705
Income tax expense	1,256	956	2,103	2,124

Net income from continuing operations	2,582	1,835	5,269	3,581

Discontinued operations:
Loss from home health business, net of tax	(150)	(371)	(687)	(1,488)
Gain on sale of home health business, net of tax	—	—	11,111	—

Earnings (losses) from discontinued operations	(150)	(371)	10,424	(1,488)

Net income	$2,432	$1,464	$15,693	$2,093

Net income (loss) per share:
Basic
Continuing operations	$0.24	$0.17	$0.49	$0.33
Discontinued operations	(0.01)	(0.03)	0.97	(0.14)

Basic income per share	$0.23	$0.14	$1.46	$0.19

Diluted
Continuing operations	$0.23	$0.17	$0.48	$0.33
Discontinued operations	(0.01)	(0.03)	0.96	(0.14)

Diluted income per share	$0.22	$0.14	$1.44	$0.19

Weighted average number of common shares outstanding:
Basic	10,785	10,761	10,779	10,761

Diluted	11,016	10,785	10,920	10,781

Cash Flow Information:	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$21,221	$7,015	$34,246	$5,732
Net cash provided by (used in) investing activities	(228)	(466)	19,252	(259)
Net cash used in financing activities	—	(6,375)	(16,458)	(6,000)

Net change in cash	20,993	174	37,040	(527)
Cash at the beginning of the period	17,784	1,319	1,737	2,020

Cash at the end of the period	$38,777	$1,493	$38,777	$1,493

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets
Cash	$38,777	$1,737
Accounts receivable, net	43,605	71,303
Prepaid expenses and other current assets	5,754	7,293
Assets held for sale	—	245
Deferred tax assets	7,258	7,258

Total current assets	95,394	87,836

Property and equipment, net	2,502	2,489

Other assets
Goodwill	50,456	50,536
Intangible assets, net	5,691	6,370
Deferred tax assets	—	2,328
Investment in joint venture	900	—
Other assets	212	298

Total other assets	57,259	59,532

Total assets	$155,155	$149,857

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,415	$4,117
Accrued expenses	36,365	32,717
Current maturities of long-term debt	—	208
Deferred revenue	10	2,148

Total current liabilities	41,790	39,190

Long-term debt, less current maturities	—	16,250
Deferred tax liability	3,097	—
Total stockholders’ equity	110,268	94,417

Total liabilities and stockholders’ equity	$155,155	$149,857

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
General:
Adjusted EBITDA (in thousands) (1)	$4,633	$3,921	$9,026	$7,937
States served at period end			19	19
Locations at period end			93	91
Employees at period end			14,854	13,485
Home & Community
Average billable census	26,173	25,044	26,501	24,761
Billable hours (in thousands)	3,872	3,564	7,586	7,034
Average billable hours per census per month	49	47	48	48
Billable hours per business day	59,569	54,831	58,806	54,108
Revenues per billable hour	$16.98	$16.96	$16.97	$16.96
Percentage of Revenues by Payor:
State, local and other governmental programs	94%	95%	94%	95%
Commercial	2	1	2	1
Private duty	4%	4%	4%	4%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net Income:
Net income	$2,432	$1,464	$15,693	$2,093
Less: (Earnings) loss from discontinued operations, net of tax	150	371	(10,424)	1,488

Net income from continuing operations	2,582	1,835	5,269	3,581
Interest expense	142	426	350	830
Income tax expense from continuing operations	1,256	956	2,103	2,124
Depreciation and amortization	541	631	1,087	1,262
Stock-based compensation expense	112	73	217	140

Adjusted EBITDA	$4,633	$3,921	$9,026	$7,937

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.